Exhibit 10.22.1

Pharma Rider

PHARMA RIDER

This Pharma Rider is made a part of and is incorporated by reference into that certain Credit and Security Agreement (the “Credit Agreement”) dated September 24, 2007 by and among TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation, and any additional Borrower that may hereafter be added to this Agreement (each individually as a Borrower and collectively as Borrowers), MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, and as Administrative Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

In consideration of the premises and the agreements, provisions and covenants herein contained and in the Credit Agreement, Borrowers, Lenders and Administrative Agent agree as follows:

Section 1 Definitions. All capitalized terms not otherwise defined in this Rider shall have the meanings given them in the Credit Agreement.

Section 1.1 Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of the Credit Agreement:

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a product without its physical removal to some other location.

“DEA” means the Drug Enforcement Administration of the United States of America and any successor agency thereof.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals required in connection with the conduct of any Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, including, without limitation, drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of any Borrower’s or any Subsidiary’s business.

“Products” means any products manufactured, sold, developed, tested or marketed by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on the attached Products Schedule (as updated from time to time in accordance with Section 3.11(c)(i) below), provided that, if Obligors shall fail to comply with their obligations under Section 3.11(c)(i) to give notice to Agent and update the attached Products Schedule prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be including in this definition.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initial legal action, e.g., seizure.

“Removal” means the physical removal of a device from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Required Permit” means a Permit (a) issued or required under Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of any Borrower or any of its Subsidiaries or any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Entity necessary for the testing, manufacture, marketing or sale of any Product by any applicable Borrower(s) as such activities are being conducted by such Borrower(s) with respect to such Product at such time), and (b) issued by any Person from which Borrowers or any of their Subsidiaries have, as of the Closing Date, received an accreditation.

“Specific Laws” means all applicable Laws relating to the operation of private label and other drug distributions, and the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, including, without limitation, all federal and state laws governing the sale and distribution of drugs, biologicals and supplements, including the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. §§ 301 et seq.), the Dietary Supplement Health and Education Act (P.L. 103-417 (1994) and the Omnibus Budget and Reconciliation Act of 1990 (P. L. 101-508 (1990)), and also the Generic Drug Enforcement Act of 1992.

“Stock Recovery” means a Person’s Removal or Correction of a product that has not been marketed or that has not left the direct control of the firm, i.e., the product is located on the premises owned by, or under the control of, the firm and no portion of the lot has been released for sale or use.

Section 2 Additional Representations and Warranties. The following is hereby appended to the Credit Agreement as new Section 3.11:

Section 3.11 Compliance of Products.

(a) Each Credit Party:

(i) has obtained all Required Permits, or has contracted with third parties holding Required Permits, necessary for compliance with all Laws and all such Required Permits are current;

(ii) has not used the services of any Person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335a (a) or (b);

(iii) warrants and represents that none of its officers, directors, employees, shareholders, their agents or affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a (a) or authorized by 21 U.S.C. Section 335a (b);

(iv) warrants and represents that none of its officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Register 46191 (September 10, 1991);

(v) has not received any written notice that any Governmental Authority, including without limitation the FDA, the DEA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against a Credit Party, any action to enjoin a Credit Party, their officers, directors, employees, shareholders or their agents and Affiliates, from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action;

(vi) except as set forth on Schedule 3.11, has not received from the FDA or the DEA, at any time since January 1, 2003, a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA or the DEA, or any comparable correspondence from any state or local authority responsible for regulating drug products and establishments, or any comparable correspondence from any foreign counterpart of the FDA or DEA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof; and

(vii) except as set forth on Schedule 3.11, has not engaged in any Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products since January 1, 2003.

(b) None of the Credit Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(c) With respect to Products:

(i) All Products are listed on the attached Products Schedule and Borrowers have delivered to Administrative Agent on or prior to the Closing Date all Required Permits relating to such Products issued or outstanding as of the Closing Date; provided, however, that, if after the Closing Date, any Borrower wishes to manufacture, sell, develop, test or market any new Product, Borrowers shall give prior written notice to Administrative Agent of such intention (which shall include a brief description of such Product, plus copies of all Required Permits relating to such new Product and/or the applicable Borrower’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an amended and restated the attached Products Schedule; and further, provided, that, if any Borrower shall at any time obtain any new or additional Required Permits from the FDA, DEA, or parallel state or local authorities, or foreign counterparts of the FDA, DEA, or parallel state or local authorities, with respect to any Product which has previously been disclosed to Administrative Agent, Borrowers shall promptly give written notice to Administrative Agent of such new or additional Required Permits, along with a copy thereof);

(ii) Except as set forth on Schedule 3.11, each Product is not adulterated or misbranded within the meaning of the FDCA;

(iii) Each Product is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA;

(iv) Each Product that is sold pursuant to a Credit Party’s belief that it is not a “new drug”, as that term is defined in 21 U.S.C. Section 321(p), is generally recognized by qualified experts as safe and effective for its intended uses as those terms have been interpreted by FDA and the United States Supreme Court, and has been used for a material extent and for a material time for such uses;

(v) Each Product for which a Drug Efficacy Study Implementation (DESI) Notice has been published in the Federal Register and each Product that is identical to, related to, or similar to such a drug conforms with the requirements set forth in such DESI Notice;

(vi) Each Product has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Permits and Laws in all material respects;

(vii) Each Product has been and/or shall be manufactured in accordance with Good Manufacturing Practices in all material respects;

(viii) Without limiting the generality of Section 3.11(a)(i) above, with respect to any Product being tested or manufactured by any Borrower, Borrowers have received, and such Product shall be the subject of, all Required Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of Borrower, and Borrowers have not received any notice from any applicable Government Authority, specifically including the FDA, that such Government Authority is conducting an investigation or review of (A) Borrowers’ manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws (including Healthcare laws) and/or the Required Permits related to the manufacture of such Product, or (B) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product by Borrower should cease;

(ix) Without limiting the generality of Section 3.11(a)(i) above, with respect to any Product marketed or sold by any Borrower, Borrowers shall have received, and such Product shall be the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed or sold by Borrower, and Borrowers have not received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace; and

(x) Borrowers have not (since the Closing Date) experienced any significant failures in their manufacturing of any Product such that the amount of such Product successfully manufactured by Borrowers in accordance with all specifications thereof and the Required Payments related thereto in any month shall decrease significantly with respect to the quantities of such Product produced in the prior month.

Section 3 Additional Affirmative Covenants. The following is hereby appended to the Credit Agreement as new Section 4.13:

Section 4.13 Covenants Regarding Products and Compliance with Required Permits

(a) Without limiting the generality of Section 4.4, in connection with the development, testing, manufacture, marketing or sale of each and any Product by any Borrower, Borrowers shall comply fully and completely in all respects with all Required Permits at all times issued by any Government Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by Borrowers as such activities are at any such time being conducted by Borrowers.

(b) Without limiting the generality of Section 4.13(a), Borrowers shall not permit any event or occurrence to occur or to take or to fail to take any action if the result of any of the forgoing would be that any of the representations and warranties set forth in Section 3.11 to become untrue in any respect as of any date and Borrowers shall immediately and in any case within three (3) Business Days give written notice to Administrative Agent upon any Borrower becoming aware that any of the representations and warranties set forth in Section 3.11 with respect to any Product have become incorrect in any respect (provided that, for the avoidance of doubt, the giving of such notice shall not cure or result in the automatic waiver of any Default or Event of Default that may have resulted from such breach of such representation or warranty under the first part of this sentence).

Section 4 Permitted Investments. The definition of Permitted Investments as used in the Credit Agreement is hereby modified to include the following: purchases by Borrowers of the rights to test, develop, manufacture, sell or market any new pharmaceutical, drug or medical device (and/or any Intellectual Property related thereto) that will upon such purchase become a Product of Borrowers (provided that, nothing in the foregoing shall be interpreted or construed to contradict or limit any of Borrowers’ obligations under Section 3.11 above, particularly including without limitation the obligations of Borrowers to give prior written notice to Administrative Agent of Borrowers’ intentions to begin testing, developing, manufacturing, selling or marketing any new Product).

Section 5 Events of Default. In addition to the events listed in Section 10.1, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default” under the Credit Agreement:

(a) the institution of any proceeding by FDA or similar Governmental Authority (other than Government Authorities outside of the United States after the approval by the applicable Governmental Authority of the sale of the applicable Product in the United States) to order the withdrawal of any Product or Product category from the market or to enjoin Credit Party or any representative of a Credit Party from manufacturing, marketing, selling or distributing any Product or Product category;

(b) the institution of any action or proceeding by any DEA, FDA, or any other Governmental Authority (other than Government Authorities outside of the United States after the approval by the applicable Governmental Authority of the sale of the applicable Product in the United States) to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by a Credit Party or any representative of a Credit Party;

(c) the commencement of any enforcement action against any Credit Party by DEA, FDA, or any other Governmental Authority (other than Government Authorities outside of the United States after the approval by the applicable Governmental Authority of the sale of the applicable Product in the United States);

(d) the recall of any Products from the market, the voluntary withdrawal of any Products from the market, or actions to discontinue the sale of any Products that could reasonably be expected to have a Material Adverse Effect;

(e) a change in Law, including a change in FDA or DEA policies or procedures, occurs which could reasonably be expected to have a Material Adverse Effect; or

(f) the termination of any agreements with manufacturers that supply any Products or any components of any Products or any changes to any agreements with manufacturers that supply any Products or any components of any Products that could reasonably be expected to have a Material Adverse Effect.

IN WITNESS WHEREOF, intending to be legally bound, and intending that this document constitute an instrument executed and delivered under seal, the undersigned have executed this document under seal as of the date of the Credit Agreement.

BORROWER:

TARGANTA THERAPEUTICS CORPORATION

By:	/s/ George A. Eldridge
Name:	George A. Eldridge
Title:	Treasurer and Assistant Secretary

AGENT:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent

By:	/s/ Chris York
Name:	Chris York
Title:	Vice President

LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Lender

By:	/s/ Chris York
Name:	Chris York
Title:	Vice President

OXFORD FINANCE CORPORATION, as Lender

By:	/s/ Timothy A. Lex
Name:	Timothy A. Lex
Title:	Chief Operating Officer

[Signature Page to Pharma Rider]

BLUECREST CAPITAL FINANCE, L.P.
By: BlueCrest Capital Finance GP, LLC. its General Partner, as Lender

By:	/s/ Mark King
Name:	Mark King
Title:	Managing Director

[Signature Page to Pharma Rider]